Probe Manufacturing Industries, Inc.

Note Payable, Line of Credit

Secured by – Assets of the company

Line of credit $ 75,000.00          Costa Mesa, California                             January 1, 2005

At the times hereinafter stated, for value received, I promise to pay to  _Rufina V. Paniego  or order, at place designated by the holder hereof, the sum of  -- Seventy Five and no/00 --  with interest on the amounts of principal remaining from time to time unpaid, until said principal sum is paid, at the rate of 20%, per annum. All principal together with interest due thereon, shall immediately be due and payable March 22, 2007

Advances and Payments – This is an interest only line of credit.  There are no scheduled principal payments due other than on March 22, 2007, when the entire outstanding balance plus any unpaid interest with be due and payable in full.   The borrower may draw advances from and make payments to this line of credit at any time.

Interest Payments – Interest will accrue at the rate of 20% per annum, payable as follows:

1)

12 % will be paid (in US dollars) on the 22nd of the following month, based on the average outstanding balance of the previous month.

2)

8 % will be paid (converted to common stock) at the end of each quarter, based on the average outstanding balance for the previous quarter.  The Interest due will be converted to Common Stock at the price .80 cents per share.

Balloon Payment Provision: “This note is subject to section 2966 of the Civil Code, which provides that the holder of this note shall give written notice to the trustor, or his successor in interest, of prescribed information at least 90 and not more than 150 days before any balloon payment is due.”

Pre-Payment Privilege: “Payor shall have the privilege to prepay this note in full, or in part, at anytime without penalty. Payment (s) shall first apply to interest then due and the balance to principle. Interest shall cease to accrue on any principle paid as of date of payment thereof. Interest only payment, if applicable, shall thereafter adjust accordingly.”

Should default be made in payment of any installment when due the whole sum of principle and interest shall become immediately due at the option of the holder of this note. All principle and interest are payable in lawful money of the United States of America. If action were instituted on this note or any portion thereof, I promise to pay such sum as the Court may fix as attorney’s fees.

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Kambiz Mahdi, - Pres./CEO       Date                                    Holder                                  Date

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 Reza Zarif, COO                        Date